NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: New Concept Energy Inc. Gene Bertcher (800) 400-6407 info@newconceptenergy.com

New Concept Energy, Inc. Reports Fourth Quarter and Full Year 2012 Results

Dallas (April 1, 2013) — New Concept Energy, Inc. (NYSE MKT:GBR), (the "Company" or "NCE") a Dallas-based oil and gas company, today reported Results of Operations for the fourth quarter ended December 31, 2012. During the three months ended December 31, 2012 the Company reported net income of $84,000 or $0.045 per share, compared to a net loss of $11.9 million or $6.11 loss per share for the same period ended December 31, 2011.

For the twelve months ended December 31, 2012 the Company had net income of $168,000 or $0.09 per share, compared to a net loss of $1 1.8 million or $6.06 loss per share for the twelve months ended December 31, 2011.

In the fourth quarter of 2011 the Company had a $10.3 million note receivable and determined that the financial condition of the debtor had deteriorated and there could be no assurance that the amount owed would or could be collected. At that time the company recorded a loss and established a reserve of $10.3 million. In 2012 the Company recorded a $2.1 million gain from the partial recovery of the previously reserved note receivable. The Company will continue to attempt to collect the balance of the receivable.

The Company recorded net revenues from its oil and gas operation for the years 2012 and 2011 of $1.2 million and $1.0 million respectively. In early 2012 the Company entered into a five year contract to sell its gas at an agreed upon price. The company sells its oil production based upon the prevailing market price. The increase in revenue was due to an increase in the production and sale of oil

Operating expenses for the oil and gas operations were $1.8 million and $1.4 million for the years of 2012 and 2011respectively. Included in operations were depreciation, depletion and amortization expense of $727,000 in 2012 and $335,000 in 2011.

In 2012 the Company recorded a non-cash charge to operations of $ 912,000 pursuant to the requirements of the "full cost ceiling test". In 2011 the Company recorded a similar write down of $1.4 million

Revenue at our Retirement Center was $2.8 million in 2012 and $2.9 million in 2011. Occupancy decreased from 91% in 2011 to 85% during the same period in 2012. The decrease was offset by an increase in the rates charged at the facility.

For 2012, interest income was $0 as compared to $360,000 for the comparable period in 2011. In December 2011 the Company became concerned about the collectability of a certain note receivable and determined that the note and any accrued interest be fully reserved. The company continues to accrue interest but provides a full reserve. Should the Company collect the interest in the future the collected funds will be recorded as income at that time.

Contact:
New Concept Energy, Inc.
Gene Bertcher, (972) 407-8400
info@newconceptenergy.com

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATION
(amounts in thousands, except per share data)

	Year Ended December 31,
	2012	2011	2010
Revenue
Oil and gas operations, net of royalties	$1,182	$1,020	$1,248
Real estate operations	2,762	2,881	2,965
	3,944	3,901	4,213

Operating expenses
Oil and gas operations	1,820	1,430	1,292
Real estate operations	1,465	1,290	1,225
Lease expense	924	906	886
Corporate general and administrative	577	579	731
Accretion of asset retirement obligation	68	129	123
Impariment of natural gas and oil properties	912	1,428	-
	5,766	5,762	4,257
Operating earnings (loss)	(1,822)	(1,861)	(44)

Other income (expense)
Interest income	-	360	497
Interest expense	(208)	(131)	(124)
Bad debt (expense) recovery - note receivable	2,076	(10,006)	-
Other income (expense), net	122	(155)	(340)
	1,990	(9,932)	33

Earnings (loss) from continuing operations	168	(11,793)	(11)

Net income (loss) applicable to common shares	$168	$(11,793)	$(11)

Net income (loss) per common share-basic and diluted	$0.09	$(6.06)	$(0.01)

Weighted average common and equivalent shares outstanding - basic	1,947	1,947	1,947

NEW CONCEPT ENERGY ENERGY, INC. AND SUBSIDARIES
CONSOLIDATED BALANCE SHEETS
(amounts in thousands)
	December 31
	2012	2011
Assets

Current assets
Cash and cash equivalents	$398	$109
Accounts receivable from oil and gas sales	210	167
Other current assets	2	20
Total current assets	610	296

Oil and natural gas properties (full cost accounting method)
Proved developed and undeveloped oil and gas properties, net of depletion	9,717	11,141

Property and equipment, net of depreciation
Land, buildings and equipment - oil and gas operations	1,410	1,486
Other	204	150
Total property and equipment	1,614	1,636

Other assets (including $161,300 in 2012 due from related parties)	543	377

Total assets	$12,484	$13,450

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - CONTINUED
(amounts in thousands, except share amounts)

	December 31
	2012	2011
Liabilities and stockholders' equity

Current liabilities
Accounts payable - trade	$38	$422
Accrued expenses	173	417
Total current liabilities	211	839

Long-term debt
Notes payable	2,366	2,249
Payable - related parties	-	691
Asset retirement obligation	2,770	2,702
Other long-term liabilities	491	491
Total liabilities	5,838	6,972

Stockholders' equity
Series B convertible preferred stock, $10 par value, liquidation value
of $100 authorized 100 shares, issued and outstanding one share	1	1
Common stock, $.01 par value; authorized, 100,000,000
shares; issued and outstanding, 1,946,935 shares
at December 31, 2010 and 2009	20	20
Additional paid-in capital	58,838	58,838
Accumulated deficit	(52,213)	(52,381)

	6,646	6,478

Total liabilities & equity	$12,484	$13,450